ITEM 77E

LEGAL PROCEEDINGS
 Since October 2003, Federated and related entities (c ollectively, "Federated"), and various
Federated funds ("Funds"), have been named as defendant s in several class action lawsuits now pending in the United States District Court for the Dist rict of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, own ed and/or redeemed shares of
Federated-sponsored mutual funds during specified period s beginning November 1, 1998. The suits are generally similar in alleging that Federated e ngaged in illegal and improper trading practices including market timing and late trading in co ncert with certain institutional traders, which allegedly caused financial injury to the mutual fu nd shareholders. These lawsuits began to be filed shortly after Federated's first public announce ment that it had received requests for information on shareholder trading activities in the Fund s from the SEC, the Office of the New
York State Attorney General ("NYAG"), and other authoritie
s. In that regard, on November 28,
2005, Federated announced that it had reached final settl ements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and N
YAG settled proceedings against three
Federated subsidiaries involving undisclosed market timing
 arrangements and late trading. The
SEC made findings: that Federated Investment Management Co mpany ("FIMC"), an SEC-registered investment adviser to various Funds, and Federat ed Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, vio lated provisions of the Investment
Advisers Act and Investment Company Act by approving, but n ot disclosing, three market timing arrangements, or the associated conflict of interest betwee n FIMC and the funds involved in the arrangements, either to other fund shareholders or to the fun ds' board; and that Federated
Shareholder Services Company, formerly an SEC-registered tran sfer agent, failed to prevent a customer and a Federated employee from late trading in viol ation of provisions of the Investment
Company Act. The NYAG found that such conduct violated provis ions of New York State law.
Federated entered into the settlements without admitting or d enying the regulators' findings. As
Federated previously reported in 2004, it has already paid app roximately $8.0 million to certain funds as determined by an independent consultant. As part of th ese settlements, Federated agreed to pay disgorgement and a civil money penalty in the agg regate amount of an additional
$72 million and, among other things, agreed that it would not s erve as investment adviser to any registered investment company unless (i) at least 75% of the fu nd's directors are independent of
Federated, (ii) the chairman of each such fund is independent o f Federated, (iii) no action may be taken by the fund's board or any committee thereof unless appro ved by a majority of the independent trustees of the fund or committee, respectively, and
 (iv) the fund appoints a "senior
officer" who reports to the independent trustees and is responsi ble for monitoring compliance by the fund with applicable laws and fiduciary duties and for manag ing the process by which management fees charged to a fund are approved. The settlements are described in Federated's
announcement which, along with previous press releases and rel ated communications on those matters, is available in the "About Us" section of Federated's w ebsite at FederatedInvestors.com.
Federated entities have also been named as defendants in several additional lawsuits that are now pending in the United States District Court for the Western D istrict of Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the law firm of Dickstein Shapiro
 LLP to represent the Funds in
each of the lawsuits described in the preceding two paragraphs. F ederated and the Funds, and their respective counsel, have been defending this litigation, an d none of the Funds remains a defendant in any of the lawsuits (though some could potentially r eceive any recoveries as nominal defendants). Additional lawsuits based upon similar alleg ations may be filed in the future.
The potential impact of these lawsuits, all of which seek unquant ified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Al though we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments r esulting from the regulatory investigations will not result in increased Fund redemptions, reduc ed sales of Fund shares, or other adverse consequences for the Funds.